Management Incentive Plan Document
Amended and Restated January 1, 2024

Management Incentive Plan
Table of Contents

Section	Subject	Page #
I	Purpose of Plan	3
II	Eligibility	3
III	Financial Performance	3
IV	Award Determination and Approval	4
V	Individual and Team Performance Factors	4
VI	Currency	4
VII	Participation Level and New Participants	5
VIII	Revisions to Plan	5
IX	Form and Timing of Awards	5
X	Termination, Death, or Disability	5
XI	Other Plan Design Considerations	6
XII	Internal Revenue Code Section 409A	7
XIII	Recoupment of Awards	7
XIV	Effectiveness of Amendment and Restatement	7

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I.Purpose of the Plan
The purpose of the Management Incentive Plan (the "Plan") is to offer a short-term incentive award opportunity for eligible global employees (“Participants”) who make significant contributions to the growth and profitability of Graphic Packaging Holding Company (together with its subsidiaries, the "Company") and who demonstrate the performance that the Company desires to encourage. The Plan is designed to emphasize management’s commitment to financial success and to a superior return on investment of its stockholders.
Each “Plan Year” is January 1st to December 31st.

II.Eligibility
Regular full-time and regular part-time salaried employees will be advised of their eligibility for the Plan based on their position. In addition, eligibility for participation in the Plan for a Plan Year will be subject to the following conditions:
1.Date of hire – A Participant must be employed by the Company on or before September 30 of the Plan Year in a Salaried, eligible position and have actively worked for the Company for at least 90 days during the Plan Year.
2.Employed on Date of Distribution – A Participant must be an active employee on the date of the management incentive plan payment or if not active, terminated under a status that allows for payout.

Company employees who work outside the United States or who are not paid on a U.S.-based payroll (“International Employees”) are eligible to participate in the Plan to the extent permitted under rules and guidelines for such participation as established by the Compensation and Management Development Committee.

III.Financial Performance
The amounts of any award payouts under the Plan are substantially financially driven and will be based in large part on the results of the Company as a whole and/or any subsidiary, affiliate or business unit of the Company, or a combination of these results. One or a combination of the following performance measures may be used to measure such results:
•Net earnings or net income (before or after taxes)
•Earnings per share
•Net sales growth
•Net operating profit
•Return measures (including, but not limited to, return on assets, capital, equity, or sales)
•Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital)
•Earnings before or after taxes, interest, depreciation and/or amortization
•Gross or operating margins
•Productivity ratios
•Share price (including, but not limited to, growth measures and total shareholder return)
•Expense targets
•Margins
•Operating efficiency
•Customer satisfaction
•Working capital targets
•Cost eliminations
•Debt reduction
•Employee engagement and cultural effectiveness
•Ratios combining any of the performance measures

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The performance measures may, without limitation, be based upon the attainment of specified levels of performance under one or more of the measures described above during the Plan Year, relative to performance in prior periods, relative to pre-established targets, or relative to the performance of other entities (or indices covering multiple entities).

Each Participant's incentive award opportunity for any given Plan Year is based on the specific corporate performance measures established during the annual operating plan approval process and approved by the Company’s Compensation and Management Development Committee for that Plan Year.

IV.Award Determination and Approval
The Plan is specifically designed to create substantial incentive opportunity for the achievement of the Company’s most important financial goals and for continued service and sustained effort through the date of payment of any award (the “Payment Date”). After the conclusion of a Plan Year, the President, and Chief Executive Officer (“CEO”) will make a recommendation to the Compensation and Management Development Committee of Graphic Packaging Holding Company regarding the payout under the Plan. This recommendation will be based upon the President and CEO’s assessment of the degree to which the Company achieved the performance measures applicable to that Plan Year. The Compensation and Management Development Committee approves the percentage of target payout under the Plan and the award payout amounts for those officers designated as Executive Officers by the Board of Directors, except for the President and CEO. Separately, the Company’s Compensation and Management Development Committee will make a recommendation to the full Board of Directors regarding the payout under the Plan for the President and CEO.

V.Individual and Team Performance Factors
Award opportunities (before individual and team performance factors) range from 0% to 200% of an individual’s target award. The CEO will determine team performance adjustments, if any, which can range from 65% to 135%. Managers will have discretion to further modify a Participant’s award payout based on Individual performance factors with potential values ranging from 65% to 135% or 0%. All adjustments to award payouts based on individual performance factors are reviewed and approved by the President and CEO.

VI.Currency
All financial results will be stated on a U.S. dollar reporting basis for purposes of determining actual performance against the applicable performance measures for any given Plan Year.

VII.Participation Level and New Participants
Participation level is defined as the “target” incentive award opportunity provided to Participants under the Plan. Each Participant's approved participation level is determined and communicated annually. The target incentive award opportunity is expressed as a percentage of a Participant's annual base salary as of December 31 of the applicable Plan Year.

Participation level changes during the Plan Year will result in any awards earned being calculated on a prorated basis for the number of days assigned to each participation level during that Plan Year. New Participants and Participants who take a continuous leave of absence of 90 or more calendar days, for any reason, shall have any awards earned prorated by the number of days of participation in the applicable Plan Year, subject to eligibility guidelines.

VIII.Revisions to Plan
Revisions to applicable performance goals and the resulting payout percentage for any given Plan Year may be considered to recognize circumstances beyond the control of Participants. Such revisions will be rare in practice and only respond to extraordinary and unforeseeable

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events. It is understood that revisions may adjust for positive windfalls as well as negative shortfalls. Revisions must be approved by the President and CEO of the Company, the Compensation and Management Development Committee of the Board of Directors and the full Board of Directors.

IX.Form and Timing of Awards
All awards under the Plan will be paid in cash and in local currency. Awards will be subject to all applicable social insurance, income tax and other withholding requirements effective at the time of payment.
Awards paid to Participants in hyper-inflationary countries may be monetarily corrected to adjust for currency devaluation between the close of the plan year and the award payment date.

All awards will be paid between January 2 and March 15 of the calendar year following the close of each Plan Year.

X.Termination, Death or Disability
A.Annual incentive awards for a given Plan Year will be paid only to Participants who are actually employed by the Company on the Payment Date.  A Participant whose Company employment terminates, whether by resignation or by discharge, for any reason (or no reason) prior to the Payment Date for a Plan Year shall not earn or have any right to an annual incentive award under the Plan for such Plan Year and shall not be deemed to have earned or become vested in any such award,
B.Exceptions to the foregoing requirement include the following “Special Circumstance Participants”:
(i)Participants who terminate employment due to death, disability (“disability” for this purpose means an employment termination with eligibility for disability benefits under a Company-sponsored disability program or policy), or retirement (“retirement” for this purpose means an employee whose age on the effective date of termination is at least 55 and whose combination of age and years of service on that date is equal to or greater than 65); or
(ii)Participants who, at the time of employment termination, are eligible for benefits under the Graphic Packaging International, Inc. Supplemental Unemployment Benefits Plan, the Graphic Packaging International, Inc. Executive Severance Plan, or who have employment agreements with the Company that provide for payment of a Plan benefit upon the Participant’s employment termination and who sign and return (and do not revoke) a release agreement with the Company

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Special Circumstances Participants may be paid a pro-rata portion of any annual incentive award earned for the Plan Year in which they terminate, prorated for the number of days they were actively employed during the Plan Year. Special Circumstances Participants who terminate due to death, disability, or the provisions in Section B (ii) above will be paid a pro-rata portion of the award at target within 60 days of termination. Individuals who meet the retirement criteria in Section B (i) above will be paid their pro-rata payment, if any, at the same time and in the same form received by all other Participants. Special Circumstances Participants whose employment terminates prior to the Payment Date for the Plan Year immediately prior to the date of termination, shall be entitled to receive that annual incentive payment at the time it is paid to all other eligible Plan participants. Notwithstanding the foregoing, any Participant who is entitled to a payment in lieu of annual incentive compensation for the Plan Year upon termination of employment under an employment agreement or any similar arrangement with the Company shall not also be entitled to an annual incentive award under the Plan for such year.

XI.Other Plan Design Considerations
The Plan will be administered by the EVP, Human Resources. Each determination of financial performance or other action made or taken by the Compensation and Management Development Committee hereunder will be final and conclusive for all purposes and upon all persons.
No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge, or encumber his or her right to receive any award payable under the Plan.

No Participant shall have any lien on any assets of the Company by reason of any award payable under the Plan.
The Company specifically reserves the right to amend, modify, or terminate the Plan at any time for any reason. Neither the Plan nor any award under the Plan shall create any employment contract or imply any relationship between the Company and any Participant, other than employment terminable by either party at will.
The terms of the Plan are governed by the laws of the State of Georgia without regard to conflict of laws principles.
The Company reserves the right for the President and Chief Executive Officer to recommend to the Compensation and Management Development Committee and Board of Directors of Graphic Packaging Holding Company that the Company increase, decrease, or eliminate any and all Plan awards, including but not limited to any individual award, if, in the exercise of his business judgment, such modifications would be in the best interest of the Company. The Board of Directors of Graphic Packaging Holding Company (with respect to an award to the President and Chief Executive Officer) and the Compensation and Management Development Committee (with respect to all other awards) shall have absolute discretion in determining whether or not to issue an award and in determining the amount of each award paid.

XII.Internal Revenue Code Section 409A
The Plan is designed and intended to provide only for payments that are exempt from Section 409A of the Internal Revenue Code (the “Code”) under the exception in Treasury Regulation Section 1.409A-1(b)(4) for certain short-term deferrals. Nevertheless, if any amount under the Plan is subject to 409A of the Code, the Plan shall be interpreted and administered so as not to cause the acceleration of (or the imposition of additional) taxes provide for in Section 409A of the Code.

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XIII.Recoupment of Awards

Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, a Participant’s rights, payments and benefits with respect to an award granted under the Plan is subject to reduction, cancellation, forfeiture or recoupment upon (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a performance-based Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy, all as determined by the Compensation and Management Development Committee. Nothing contained herein or in any Award Agreement prohibits the Participant from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission.

XIV.Effectiveness of Amendment and Restatement
The Management Incentive Plan as amended and restated as set forth herein, shall be effective for the 2024 Plan year and thereafter until terminated or further amended by the Compensation and Management Development Committee of the Board of Directors of the Company.

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